                            SCHEDULE 14A INFORMATION
                            ------------------------
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]
Check the appropriate box:
[_] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 SYNETIC, INC.
                                 -------------
                (Name of Registrant as Specified in its Charter)


                                 SYNETIC, INC.
                                 -------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or
     Item 22(a)(2) of Schedule 14A.
[_] $500 per each party of the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)   Title of each class of securities to which transaction applies:
             ------------------------------------------------------------------

        2)   Aggregate number of securities to which transaction applies:
             ------------------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
             ------------------------------------------------

        4)   Proposed maximum aggregate value of transaction:
             ------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:
            ------------------------------------------------------------

        2)  Form, Schedule or Registration Statement No.:
            -------------------------------------------------------------

        3)  Filing Party:
            -------------------------------------------------------------

        4)  Date Filed:
            --------------------------------------------------------------

[LOGO]
[SYNETIC]

                                 SYNETIC, INC.
                                669 RIVER DRIVE
                      ELMWOOD PARK, NEW JERSEY  07407-1361


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 12, 1995


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Synetic, Inc. (the "Company") will be held at 9:30 A.M., local time, on Tuesday, December 12, 1995, at the St. Regis Hotel, Two East 55th Street, Versailles Room, New York, New York 10022, for the following purposes:

     1.   To elect three members to the Company's Board of Directors.

     2. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending June 30, 1996.

     3. To consider and transact such other business as may properly be brought before the Meeting or any adjournment thereof.

     Only stockholders of record at the close of business on November 3, 1995 will be entitled to vote at the Meeting. The stock transfer books will not be closed.


                              By Order of the Board of Directors

                              David J. Schlanger
                              Secretary


Elmwood Park, New Jersey
November 13, 1995


                          ____________________________

A proxy card and the Annual Report of the Company for the fiscal year ended June 30, 1995 are enclosed.

                             YOUR VOTE IS IMPORTANT

     To ensure that your interests will be represented at the Meeting, whether or not you plan to attend the Meeting, please complete, date, sign, and mail your proxy promptly in the enclosed postage-paid envelope. Stockholders who attend the Meeting in person may revoke their proxies and vote in person if they desire.

                                 SYNETIC, INC.
                                669 RIVER DRIVE
                      ELMWOOD PARK, NEW JERSEY  07407-1361

                                ---------------

                                PROXY STATEMENT

                                ---------------

                         ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 12, 1995

                             -------------------

     This Proxy Statement and the enclosed form of proxy are furnished to stockholders of Synetic, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company from holders of outstanding shares of its common stock, par value $.01 per share ("Common Stock") for use at the Annual Meeting of Stockholders (the "Meeting"), to be held on Tuesday, December 12, 1995 and at any adjournment or postponement thereof. The approximate date on which this Proxy Statement and the related form of proxy are first being sent to stockholders is November 13, 1995.

     If the enclosed proxy is properly signed and returned, and if the stockholder specifies a choice on the proxy, the shares of Common Stock represented by the proxy will be voted (or withheld from voting) in accordance with the stockholder's choice. If the proxy is signed and returned but no specification is made, the proxy will be voted FOR the election of each of the nominees for director listed below (allocating that stockholder's votes evenly among these three nominees) and FOR the proposal to ratify the appointment of independent auditors.

     The Board of Directors of the Company knows of no business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement. If any other matters are presented at the Meeting, the proxy holders will vote the proxies in accordance with their judgment.

     Any proxy may be revoked by the stockholder giving it, at any time prior to its being voted, by filing with the Secretary of the Company at its address set forth above, a notice of revocation or a duly executed proxy bearing a later date. Any proxy may also be revoked by the stockholder's attendance at the Meeting and voting in person. A notice of revocation need not be on any specific form.

     This solicitation is being made on behalf of the Board of Directors of the Company and its cost (including preparing and mailing of the notice, this Proxy Statement and the form of proxy) will be paid by the Company. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy material to their principals and will reimburse them for their reasonable expenses in so doing. To the extent necessary in order to ensure sufficient representation at the Meeting, officers and regular employees of the Company may solicit the return of proxies by mail, telephone, telegram, telex and personal interview. No compensation in addition to regular salary and benefits will be paid to any officer or regular employee for such solicitation. In addition, the Company has retained Georgeson & Company to assist in the solicitation of proxies from beneficial owners of shares held of record by brokerage houses, banks and other custodians, nominees or fiduciaries, at a cost not to exceed $6,000 plus reasonable out-of-pocket expenses.

     All information in this Proxy Statement with respect to the Common Stock reflects a two-share-for-one-share split of the Common Stock in February 1993.

                     RECORD DATE AND VOTING AT THE MEETING

          The Board of Directors has fixed the close of business on November 3, 1995 as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, the Meeting. At that date, there were outstanding 16,653,129 shares of Common Stock, the holders of which will be entitled to one vote per share on each matter submitted to the Meeting, except for the election of the three nominees to serve three-year terms as directors expiring at the 1998 Annual Meeting of Stockholders, with respect to which the Company's Certificate of Incorporation provides for cumulative voting. See "Proposal One: Election of Directors." No other voting securities of the Company are outstanding.

          The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote constitutes a quorum for the transaction of business at the Meeting. If a quorum should not be present, the Meeting may be adjourned from time to time until a quorum is obtained. Shares of common stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the meeting.

          Under the Company's By-laws, the three nominees receiving the greatest number of votes cast shall be elected directors of the Company. Only votes cast FOR a nominee will be counted, except that if a stockholder who signs and returns a proxy fails to designate an allocation of votes or to withhold authority to vote, the persons acting under the proxy will allocate that stockholder's votes evenly among Messrs. Manning, Mele and Weis. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. The affirmative vote of a majority of the votes cast at the meeting is required to ratify the appointment of Arthur Andersen LLP as independent auditors. Abstentions and broker non-votes are not considered as votes cast with respect to such ratification and, accordingly, will have no effect on the outcome of such vote.

          As more fully described below under "Certain Transactions--The Investment Agreement," pursuant to an Investment Agreement between Mr. Martin J. Wygod, Chairman of the Board of the Company, and the Company, dated as of September 13, 1994 (the "Investment Agreement"), until the earlier of December 14, 1998, the death or adjudication of incompetency of Mr. Wygod or a change of control of the Company, Mr. Wygod and SN Investors, L.P. ("SN Investors"), a limited partnership the general partner of which is SYNC, Inc. (the "General Partner"), whose sole stockholder is Mr. Wygod, are required to vote the 5,061,857 shares purchased from Merck & Co., Inc. ("Merck") by SN Investors (the "Wygod Shares"), or cause the Wygod Shares to be voted (a) with respect to election of directors, for the nominees who would have been elected based on the vote of all shares of Common Stock other than the Wygod Shares in proportion to the votes that such nominees received, and (b) on all other matters to come before the stockholders of the Company, in the same manner as a majority of the shares of Common Stock (other than the Wygod Shares) are voted.

                             PRINCIPAL STOCKHOLDERS

          The following table sets forth certain information as of October 27, 1995 (except as otherwise indicated) concerning the beneficial ownership of the Company's Common Stock by each person known by the Company to own more than 5% of its Common Stock.


                                               AMOUNT
NAME AND ADDRESS OF                        AND NATURE OF          PERCENT
BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP    OF CLASS(1)
--------------------                    --------------------    -----------

  Martin J. Wygod...................        5,430,818(2)(3)         32.3%
  River Edge Farm
  P.O. Box 1949
  Buellton, California  93427

  SN Investors, L.P.................          5,061,857(2)          30.1%
  P.O. Box 616
  Fairlawn, New Jersey  07410

  The Prudential Insurance Company..          1,322,819(4)           7.9%
    of America
  Prudential Plaza
  Newark, New Jersey  07102

  FMR Corp..........................          1,080,891(5)           6.4%
  82 Devonshire Street
  Boston, Massachusetts  02107

-------------------------


(1) The number of shares of Common Stock deemed outstanding include: (i) 16,652,861 shares of Common Stock outstanding as of October 27, 1995 and
    (ii) the number of shares, if any, of Common Stock which the respective persons named in the above table have the right to acquire presently or within 60 days of October 27, 1995 upon exercise of stock options.

(2) SN Investors, the general partner of which is controlled by Mr. Wygod, is the record and beneficial owner of 5,061,857 shares of Common Stock. Mr. Wygod is an indirect beneficial owner of such shares and they are included in the total of 5,430,818 shares listed as beneficially owned by Mr. Wygod. See "Certain Transactions--Purchase and Sale Agreement" and "--Investment Agreement" for additional information regarding SN Investors.

(3) Includes 2,000 shares of Common Stock beneficially owned by Mr. Wygod's spouse, as to which shares Mr. Wygod disclaims beneficial ownership. Does not include 3,500 shares of Common Stock owned by Medco Containment Services Foundation, Inc., a charitable foundation of which Messrs. Manning and Wygod are trustees and share voting and dispositive power.

(4) The information shown is as of March 31, 1995 and is based upon information disclosed by The Prudential in its Schedule 13G filed with the Securities and Exchange Commission (the "Commission"). The Prudential reported in its
    Schedule 13G that it has shared voting and dispositive power over such shares.

(5) The information shown is as of December 31, 1994 and is based upon information disclosed by FMR Corp., Fidelity Management and Research Company, Fidelity Convertible Securities Fund and Edward C. Johnson, 3d, the controlling stockholder of FMR Corp., in a Schedule 13G filed with the Commission and includes shares obtained as a result of the conversion of the Company's 7% Convertible Subordinated Debentures due 2001 on February 10, 1995. Such persons reported that FMR is the parent holding company of Fidelity Management and Research Company, which has sole dispositive power with respect to such shares, which are owned by Fidelity Convertible Securities Fund. Sole power to vote the shares resides in the Fund's Board of Trustees.

                        SECURITY OWNERSHIP OF MANAGEMENT


     The following table sets forth certain information, as of October 27, 1995, concerning the ownership of Common Stock by each of the directors, each of the executive officers named in the Summary Compensation Table below, and by all directors and executive officers of the Company as a group.



                                               AMOUNT AND
                                          NATURE OF BENEFICIAL     PERCENT OF
NAME OF BENEFICIAL OWNER                    OWNERSHIP(1)(2)         CLASS(3)
--------------------------------------  ------------------------  -------------

Thomas R. Ferguson....................     96,450                      *
Mervyn L. Goldstein...................     99,050(4)                   *
Ray E. Hannah.........................    137,323                      *
Roger H. Licht........................     71,000                      *
Per G.H. Lofberg......................    104,705                      *
James V. Manning......................    231,407(5)                   1.4%
Charles A. Mele.......................     72,470                      *
Herman Sarkowsky......................    195,724(6)                   1.2%
Paul C. Suthern.......................    162,000                      *
Albert M. Weis........................    143,002(7)                   *
Martin J. Wygod.......................  5,430,818(5)(8)                32.3%
All directors and executive officers
  as a group (12 persons).............  6,782,788                      38.0%

--------------------------------

*    Less than one percent.

(1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, unless otherwise indicated in the following footnotes.

(2) Includes the following number of shares of Common Stock which the following persons have the right to acquire presently or within 60 days of October 27, 1995 upon exercise of stock options: Mr. Ferguson, 92,000; Dr. Goldstein, 87,000; Mr. Hannah, 64,000; Mr. Licht, 69,000; Mr. Lofberg, 50,000; Mr. Manning, 165,000; Mr. Mele, 70,000; Mr. Sarkowsky, 92,000; Mr.
     Suthern, 126,000; Mr. Weis, 92,000; Mr. Wygod, 180,000; and all directors and executive officers as a group, 1,097,000. Includes 1,323 shares of Common Stock allocated to the account of Mr. Hannah and 20 shares of Common Stock allocated to the account of Mr. Mele under the Porex Technologies Corp. 401(k) Savings Plan as of September 30, 1995.

(3) The number of shares of Common Stock deemed outstanding include: (i) 16,652,861 shares of Common Stock outstanding as of October 27, 1995 and
     (ii) the number of shares of Common Stock which the respective persons named in the above table have the right to acquire presently or within 60 days of October 27, 1995 upon exercise of stock options.

(4) Includes 200 shares of Common Stock owned by Dr. Goldstein's spouse, as to which Dr. Goldstein disclaims beneficial ownership.

(5) Does not include 3,500 shares of Common Stock owned by Medco Containment Services Foundation, Inc., a charitable foundation of which Messrs. Manning and Wygod are trustees and share voting and dispositive power.

(6) Includes 14,705 shares of Common Stock owned by a charitable foundation of which Mr. Sarkowsky is a director.

(7) Includes 10,450 shares of Common Stock owned by a corporation of which Mr. Weis is the sole stockholder, sole director and president.

(8) Includes 2,000 shares of Common Stock beneficially owned by Mr. Wygod's spouse, as to which shares Mr. Wygod disclaims beneficial ownership. Also includes 5,061,857 shares of Common Stock owned indirectly through control of SYNC, Inc., the general partner of SN Investors. See "Certain Transactions--Purchase and Sale Agreement" and "--Investment Agreement" for additional information regarding SN Investors.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

     The holders of Common Stock are being asked to elect three members to the Company's Board of Directors. The three members who are so elected and the remaining eight directors whose terms continue after the Meeting will be directors of the Company.

     During fiscal year ended June 30, 1995, the Board of Directors of the Company had four standing committees: an Audit Committee, a Stock Option Committee, a Compensation Committee and an Executive Committee. The Audit Committee is responsible for reviewing the internal accounting controls and procedures of the Company with management and the independent auditors, accounting principles, related party transactions and the scope of the annual audit of the Company. The Stock Option Committee administers the Company's stock option plans. On December 15, 1994, the Board of Directors established an Executive Committee. The Board of Directors has delegated to the Executive Committee the power to exercise, to the fullest extent permitted by law, the powers of the entire Board of Directors. On April 5, 1995, the Board of Directors established a Compensation Committee. The Compensation Committee is responsible for reviewing and approving compensation levels for the Company's executive officers and reviewing and making recommendations to the Board of Directors with respect to other matters relating to the compensation practices
of the Company.   The Board has no nominating committee.  The entire Board of
Directors performs those functions often performed by a nominating committee.

     During the fiscal year ended June 30, 1995, the Board of Directors of the Company held eight meetings and also took certain actions by written consent. The Stock Option Committee held no formal meetings during such period, but took certain actions by written consent. The Audit Committee held one meeting and also took certain actions by written consent. The Executive Committee held no formal meetings during such period, but took certain actions by written consent.

     Pursuant to the terms of the Company's Certificate of Incorporation, the Board of Directors is divided into three classes with staggered three-year terms, and not more than one class of directors is elected at any annual meeting of stockholders. Under the Company's By-laws, the nominees receiving the greatest number of votes cast shall be elected directors of the Company.

     Messrs. Manning, Mele and Weis are the nominees, selected by the Board, for election to serve three-year terms expiring at the 1998 Annual Meeting of Stockholders. Pursuant to the Company's Certificate of Incorporation, cumulative voting is available for the election of these nominees. Cumulative voting means that each stockholder entitled to vote may cast votes equal to the number of shares of Common Stock eligible to be voted by that stockholder multiplied by the number of directors to be elected. A stockholder may cast all of his, her or its votes for a single nominee or may allocate them among nominees. For example, a holder of 100 shares may cast 300 votes for a single nominee, allocate 100 votes to each of the three nominees or allocate 300 votes in any other manner. If a stockholder who signs and returns a proxy fails to designate an allocation of votes or to withhold authority to vote, the persons acting under the proxy will allocate that stockholder's votes evenly among these three nominees.

     If for any reason any nominee for director should become unavailable for election, the proxies may be voted for the election of a substitute designated by management, unless a contrary instruction is given on the proxy. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected, and all nominees have expressed an intention to serve the entire term for which election is sought.

     Certain information as of October 27, 1995 concerning the directors and nominees and concerning the officers of the Company is set forth below:

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
           FOR A THREE-YEAR TERM EXPIRING AT THE 1998 ANNUAL MEETING:

            Name              Age  Director Since
            ----              ---  --------------

James V. Manning(D)            48     1989

Charles A. Mele                39     1989

Albert M. Weis(A)(B)(C)(D)     68     1989

            DIRECTORS WHOSE TERM EXPIRES AT THE 1997 ANNUAL MEETING:

           Name              Age  Director Since
           ----              ---  --------------

Ray E. Hannah                 59      1989

Roger H. Licht                41      1989

Per G.H. Lofberg              48      1995

Herman Sarkowsky(A)(B)(C)     70      1989

            DIRECTORS WHOSE TERM EXPIRES AT THE 1996 ANNUAL MEETING:

              Name                Age  Director Since
              ----                ---  --------------

Thomas R. Ferguson(A)(B)(C)(D)     69      1989

Mervyn L. Goldstein, M.D.          58      1989

Paul C. Suthern                    43      1993

Martin J. Wygod                    55      1989


----------------------------
(A)  Member of the Audit Committee.

(B)  Member of the Stock Option Committee.

(C)  Member of the Compensation Committee.

(D)  Member of the Executive Committee.

                              --------------------


     Mr. Ferguson has been a member of the law firm of Ferguson, Case, Orr, Paterson & Cunningham for more than five years.

     Dr. Goldstein has been a physician in private practice, Associate Clinical Professor of Medicine at the Albert Einstein College of Medicine in New York City and Attending Physician in Medicine and Oncology at Montefiore Medical Center in New York City for more than five years. Since 1991, he has been Physician Director of Quality Assurance at Montefiore Medical Center.

     Mr. Hannah has been President of Porex Technologies Corp., a wholly owned subsidiary of the Company ("Porex"), since September 1987 and its Chief Executive Officer since November 1992. Mr Hannah was the Chief Operating Officer of Porex from November 1984 to November 1992.

     Mr. Licht has been a member of the law firm of Licht & Licht for more than five years.

     Mr. Lofberg has been President of the Merck-Medco Managed Care Division of Merck since November 1993. Prior to that, Mr. Lofberg was Senior Executive Vice President--Strategic Planning and Sales and Marketing of Medco Containment Services, Inc. ("Medco") for more than five years.

     Mr. Manning has been Chief Executive Officer of the Company since January 1995 and has been an executive officer of the Company for more than the last five years and was, until December 1994, an executive officer of Medco for more than five years. He has also been Chairman of the Board of COMNET Corporation ("Comnet"), a computer software company, since 1993.

     Mr. Mele has been Vice President--General Counsel of the Company since July 1995 and was an executive officer of the Company from May 1989 until December 1994 and was an executive officer of Medco for more than five years until March 1995. Mr. Mele is also a director of Comnet and Group 1 Software, Inc., computer software companies.

     Mr. Sarkowsky has been Chairman of the Board and Chief Executive Officer of Sarkowsky Investment Corporation, a diversified investment company, for more than five years. Since May 1992, he has been a director of Seafirst Bank. Mr. Sarkowsky is also a director of Eagle Hardware & Garden, Inc. and Hollywood Park, Inc.

     Mr. Suthern has been the President and Chief Operating Officer of the Company since February 1993 and was also the Chief Executive Officer from October 1993 until January 1995. Mr. Suthern was also President and Chief Operating Officer of Medco from November 1992 through December 1994 and Assistant to Medco's Chairman from December 1991 to November 1992. Prior thereto he was Executive Vice President--Operations of Medco for more than five years.

     Mr. Weis has been President of A.M. Weis & Co., Inc., a commodities trading corporation, for more than five years. Mr. Weis is a member of the Board of the Commodities Clearing Corporation.

     Mr. Wygod has been Chairman of the Board of the Company since May 1989. From May 1989 to February 1993, Mr. Wygod also served as the Company's President and Chief Executive Officer and until May 1994 was an executive officer of the Company. Until May 1994, Mr. Wygod was Chairman of the Board of Medco for more than five years, and until January 1993, he also served as Chief Executive Officer of Medco. He is also engaged in the business of racing, boarding and breeding thoroughbred horses and is President of River Edge Farm, Inc., which is engaged in the business of breeding and boarding thoroughbred horses.

     No family relationship exists among any of the directors or executive officers except that Martin J. Wygod, Chairman of the Board of the Company, and Paul C. Suthern are brothers-in-law. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director or executive officer was selected as a director or executive officer of the Company. All executive officers are elected annually by the Board of Directors and serve at the discretion of the Board.

          Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the year ended June 30, 1995 and Form 5 and amendments thereto furnished to the Company for such year, no person failed to disclose on a timely basis, as disclosed in the above forms, reports required by
Section 16(a) of the Securities Exchange Act of 1934, as amended, during such year or prior years.

                             DIRECTOR COMPENSATION

          Thomas R. Ferguson, Mervyn L. Goldstein, M.D., Roger Licht and Herman Sarkowsky, the members of the special committee (the "Special Committee") of the Board of Directors of the Company, established in connection with the proposals leading to the purchase of shares of Common Stock from Merck by the Company and SN Investors (the "Purchase"), were each paid $10,000 for reviewing proposals in connection with the divestiture (the "Divestiture") of a group of subsidiaries of the Company that provided institutional pharmacy services (the "Institutional Pharmacies Business") (see "Certain Transactions--Purchase and Sale Agreement" and "--Investment Agreement" for additional information regarding the Purchase and the Divestiture). This compensation was authorized by the Board of Directors of the Company in order to compensate the members thereof for the significant additional time commitment that would be required of them in connection with fulfilling their duties and responsibilities as members of the Special Committee and was not dependent on whether the Special Committee approved the Divestiture or whether the Divestiture was consummated. Other than the compensation of the Special Committee described above, those directors who are not officers or employees of the Company received no cash compensation for serving as directors for the fiscal year ended June 30, 1995. The Company's 1991 Director Stock Option Plan (the "1991 Director Plan") provides that on the first business day of each fiscal year of the Company, each director who is not an officer or employee of the Company then in office will automatically be granted an option to purchase 10,000 shares of Common Stock. In addition, each director who is not an officer or employee of the Company whose initial term commences after the effective date of the Director Plan automatically receives an option to purchase 10,000 shares of Common Stock at the time such director is first elected to the Board. The 1991 Director Plan is administered by the Board of Directors or any executive officer or officers designated by the Board. Non-employee directors have also in the past received options to purchase Common Stock under the Company's 1989 Class A Non-Qualified Stock Option Plan (the "1989 Class A Plan"), and the Company from time to time has granted options to purchase Common Stock to certain of such directors outside the Company's stock option plans on terms similar to those contained in the 1989 Class A Plan. Such options and options granted pursuant to the 1989 Class A Plan and 1991 Director Plan that were outstanding on November 18, 1993 accelerated automatically upon the consummation of the acquisition by Merck of Medco in a merger transaction (the "Merck/Medco Merger").


                             EXECUTIVE COMPENSATION


          In accordance with the Services Agreement described below under "Certain Transactions--Transition Agreement and Services Agreement" the Company bore, prior to the consummation of the Purchase on December 14, 1994, a proportionate share of the cost or expense in respect of Medco compensation, benefits and travel and entertainment expenses of certain officers of the Company who were also employees of Medco or its subsidiaries other than the Company. During the period from July 1, 1994 through December 14, 1994, the executive officers of the Company, other than Ray E. Hannah, Vice President-- Technologies Group of the Company, did not receive any cash compensation for services to the Company or its subsidiaries. In the case of Mr. Hannah, all amounts shown below were paid by the Company. Following the consummation of the Purchase, the other executive officers of the Company became salaried employees of the Company and began to participate in the employee benefit plans and arrangements of the Company.

          Mr. Suthern was the Chief Executive Officer of the Company from October 1993 until January 1995. Mr. Manning has been the Chief Executive Officer of the Company since January 1995. The following table presents information concerning compensation paid for services to the Company during the last three fiscal years to Mr. Manning and Mr. Suthern, and to Mr. Hannah, the only executive officer of the Company whose cash compensation for services to the Company exceeded $100,000 for the fiscal year ended June 30, 1995 (the "Named Executive Officers"):


                                        SUMMARY COMPENSATION TABLE
                                                                              LONG TERM
                                                 ANNUAL COMPENSATION         COMPENSATION
                                         ----------------------------------- ------------

                                                                    OTHER     SECURITIES
                                                                    ANNUAL    UNDERLYING      ALL OTHER
                                                                   COMPEN-     OPTIONS/        COMPEN-
   NAME AND PRINCIPAL POSITION     YEAR   SALARY ($)   BONUS ($)  SATION ($)   SARS (#)      SATION ($)
---------------------------------  ----  ------------  ---------  ----------  -----------  ---------------

James V. Manning.................  1995  50,000(1)           --          --      150,000             --
  Chief Executive Officer          1994  0(1)                --          --           --        112,640(2)
   (since January 1995); Senior    1993  0(1)                --          --           --             --
   Executive Vice President
  --Finance and Administration
   (through January 1995)

Paul C. Suthern..................  1995  80,000(3)           --          --      180,000             --
  President and Chief              1994  0(3)                --          --           --             --
   Operating Officer (Chief        1993  0(3)                --          --      120,000             --
   Executive Officer from
   October 1993 to January
   1995)


Ray E. Hannah....................  1995    160,000       74,140          --           --          4,146(4)
  Vice President                   1994    160,000       60,000          --           --          2,438(4)
  --Technologies Group             1993    162,413       61,246          --           --          2,757(4)

____________

(1) For the fiscal year ended June 30, 1993, Mr. Manning was paid a salary of $367,618 by Medco, none of which was attributed to services rendered to the Company and, in connection with his employment by Medco he received options to purchase 182,102 shares of common stock, without par value, of Merck ("Merck Common Stock") (each reference to Merck Common Stock in this table gives effect to the conversion of options to purchase Medco common stock upon consummation of the Merck/Medco Merger in November 1993), which options were not granted in connection with services rendered to the Company. For the fiscal year ended June 30, 1994, Mr. Manning was paid a salary of $405,000 by Medco, none of which was attributed to services rendered to the Company. During the period beginning on July 1, 1994 and ending on December 14, 1994, the date of consummation of the Purchase, Mr. Manning was paid a salary of $186,923 by Medco, none of which was attributed to services rendered to the Company. During the period beginning on December 15, 1994 and ending on June 30, 1995, Mr. Manning was paid a salary of $50,000 by the Company.

(2) Reflects fees paid to Mr. Manning pursuant to an agreement with the Company that is no longer in effect. Under such Agreement, Mr. Manning agreed to seek to identify possible acquisitions or business combinations for the Company and to provide related services. Mr. Manning was entitled to receive a fee for any such transaction presented to the Company during the period ending May 19, 1994 and entered into by the Company, based on the pretax income attributable to any such transaction during the two fiscal years immediately following the consummation of any such transaction. The entire fee became payable in full upon consummation of the Merck/Medco Merger.

(3) For the fiscal year ended June 30, 1993, Mr. Suthern was paid a salary of $407,091 by Medco, none of which was attributed to services rendered to the Company and, in connection with his employment by Medco he received options to purchase 182,102 shares of Merck Common Stock, which options were not
     granted in connection with services rendered to the Company.   For the
     fiscal year ended June 30, 1994,

     Mr. Suthern was paid a salary of $400,000 by Medco, none of which was attributed to services rendered to the Company. During the period beginning on July 1, 1994 and ending on December 14, 1994, the date of consummation of the Purchase, Mr. Suthern was paid a salary of $184,615 by Medco, none of which was attributed to services rendered to the Company. During the period beginning on December 15, 1994 and ending on June 30, 1995, Mr. Suthern was paid a salary of $80,000 by the Company.

(4) Includes Company matching contributions to the Porex 401(k) plan and life insurance premiums paid on behalf of Mr. Hannah of $1,205 and $1,552, respectively, in the fiscal year ended June 30, 1993, $1,088 and $1,350, respectively, in the fiscal year ended June 30, 1994 and $2,043 and $2,103, respectively, in the fiscal year ended June 30, 1995.



     The following table presents information concerning the options granted to the Named Executive Officers during the last fiscal year.

                             OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                      INDIVIDUAL GRANTS
                                      -----------------                    POTENTIAL REALIZABLE
                    NUMBER OF                                                VALUE AT ASSUMED
                    SECURITIES       % OF TOTAL                            RATES OF STOCK PRICE
                    UNDERLYING      OPTIONS/SARS    EXERCISE                 APPRECIATION FOR
                     OPTIONS/        GRANTED TO     OR BASE                 OPTION TERM ($)(2)
                       SARS          EMPLOYEES       PRICE     EXPIRATION  ---------------------
     NAME            GRANTED (#)   IN FISCAL YEAR    ($/SH)       DATE     5%               10%
------------------  ----------     --------------   --------   ----------  ---------  ----------


James V. Manning..     150,000(1)            12.7%     10.00     12/07/04  2,531,514  4,919,513
Paul C. Suthern...     180,000(1)            15.3%     10.00     12/07/04  3,037,817  5,903,415
Ray E. Hannah.....          --                 --         --           --         --         --
------------

(1) These options (the "December 1994 Options") were granted in order to reward Messrs. Manning and Suthern for services provided in connection with the Purchase and the Divestiture. The grants of the December 1994 Options to Messrs. Manning and Suthern and certain other officers of the Company were approved by the stockholders of the Company on May 17, 1995. The December 1994 Options vest and become exercisable at the rate of 20% per year, commencing on the first anniversary of the date of grant.

(2) These columns reflect the potential realizable value for each of the grants shown assuming that the market value of the Company's Common Stock appreciates at 5% and 10% annually from the date of grant over the ten-year term of the option. These potential values are listed in order to comply with Securities and Exchange Commission regulations, and the Company cannot predict whether these values will be achieved. The actual value, if any, an optionee will realize will depend on the actual performance of the stock and will be equal to the excess of the market value of the Common Stock over the exercise price of the option on the date the option is exercised.

     During the fiscal year ended June 30, 1995, no stock options were exercised by the Named Executive Officers. The following table presents information concerning the fiscal year-end value of stock options held by the Named Executive Officers.



                  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                              AND FY-END OPTION/SAR VALUES


                          NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                         UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS/
                       OPTIONS/SARS AT FY-END (#)           SARS AT FY-END ($)(1)
                    --------------------------------  ----------------------------------
NAME                EXERCISABLE        UNEXERCISABLE  EXERCISABLE          UNEXERCISABLE
------------------  --------------------------------  ----------------------------------
James V. Manning..          165,000          150,000         2,806,250         2,175,000
Paul C. Suthern...          126,000          180,000           475,500         2,610,000
Ray E. Hannah.....           64,000                0           954,500                 0

-------------------

(1) Based upon the fiscal year-end closing price of the Common Stock of $24.50.


    PENSION PLAN

    Employees of the Company and certain of its subsidiaries who satisfy certain age and service requirements are eligible to participate in the Pension Plan for Employees of Porex Technologies Corp. (the "Pension Plan"), a defined benefit plan. The Company bears the entire cost of the Pension Plan. The Company's contributions to the Pension Plan are computed on an actuarial basis in order to fund the defined retirement benefits.

    Normal retirement benefits are payable monthly for life to a participant upon retirement at his or her retirement date (i.e., age 65), and are equal to 1/12 of the sum of (a) 0.6% of the participant's average annual compensation for the five consecutive calendar years that the participant's compensation was the highest during the ten consecutive years of service immediately preceding retirement ("Final Average Compensation"), multiplied by the participant's credited years of service up to a maximum of 35 years, and (b) 0.6% of the participant's Final Average Compensation in excess of the average annual Social Security taxable wage base for the 35-year period ending with the year the participant would reach normal retirement age, multiplied by the participant's credited years of service up to a maximum of 35 years. A participant becomes 100% vested in his or her accrued retirement benefit after completion of five years of service or upon attainment of normal retirement at age 65. Retirement benefits are not subject to any deduction for Social Security or other offset amounts.

    Under a defined benefit plan such as the Pension Plan, contributions allocable to individual participants cannot be readily and accurately calculated. The table below shows estimated annual retirement benefits for executives at specified levels of remuneration and years of service. The estimates assume that benefits commence at age 65 under a straight life annuity form. The table discloses the benefits that an individual would receive at age 65 if he participated in the Pension Plan for 15, 20, 25, 30 and 35 years.




                              PENSION PLAN TABLE


                               Years of Service
                    --------------------------------------

Remuneration        15      20      25      30      35
------------        --      --      --      --      --
100,000             15,667  20,890  26,112  31,334  36,557
115,000             18,367  24,490  30,612  36,734  42,857
125,000             20,167  26,890  33,612  40,334  47,057
150,000             24,667  32,890  41,112  49,334  57,557
or more


    Ray E. Hannah, the only Named Executive Officer of the Company participating in the Pension Plan, had accrued 27 credited years of service under the Pension Plan and had annual remuneration covered by the Pension Plan of $160,000 as of January 1, 1995. Sections 401(a)(17) and 415 of the Internal Revenue Code limit the amount of compensation that may be considered in computing benefits under a qualified retirement plan. For 1994 and 1995, the maximum amount of compensation allowed for use in calculating an individual's pension benefits under the Retirement Plan was $150,000.

               COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN
                 AMONG SYNETIC, INC., NASDAQ US COMPOSITE INDEX
                             AND COMPOSITE INDEXES

    The following graphs compare the cumulative total shareholder return on the Company's Common Stock for the period beginning June 30, 1990 and ending June 30, 1995 with: (a) in the case of Graph A, the cumulative total shareholder return of the NASDAQ US Composite stock index and the Dow Jones Containers & Packaging index and (b) in the case of Graph B, the cumulative total shareholder return of the NASDAQ US Composite stock index and a composite index consisting of the Dow Jones Containers & Packaging index and the Dow Jones Retailers and Wholesalers Drug-Based index, weighted according to the distribution of the Company's revenues in each time period between its plastics business and its institutional pharmacy business. The comparison assumes the investment of $100 on June 30, 1990 in Company Common Stock and in each index and that dividends were reinvested when paid. The Company is not included in the composite indexes.



                             [GRAPH A APPEARS HERE]

                            CUMULATIVE TOTAL RETURN
             Based on reinvestment of $100 beginning June 30, 1990

  Measurement period                                        Dow Jones Container
 (Fiscal year Covered)   Synetic Inc.  NASDAQ US Composite   & Packaging Index
-----------------------  ------------  -------------------  -------------------

Measurement PT -
06/30/90                 $  100        $  100               $  100
FYE 06/30/91             $  158        $  106               $  126
FYE 06/30/92             $  215        $  127               $  146
FYE 06/30/93             $  152        $  160               $  140
FYE 06/30/94             $  164        $  162               $  143
FYE 06/30/95             $  293        $  215               $  179



                             [GRAPH B APPEARS HERE]


                          CUMULATIVE TOTAL RETURN
           Based on reinvestment of $100 beginning June 30, 1990

  Measurement period
 (Fiscal year Covered)   Synetic Inc.  NASDAQ US Composite  Composite Index
-----------------------  ------------  -------------------  ---------------

Measurement PT -
06/30/90                 $  100        $  100               $  100
FYE 06/30/91             $  158        $  106               $  126
FYE 06/30/92             $  215        $  127               $  149
FYE 06/30/93             $  152        $  160               $  163
FYE 06/30/94             $  164        $  162               $  189
FYE 06/30/95             $  293        $  215               $  241


                        REPORT ON EXECUTIVE COMPENSATION

    Ray Hannah, Vice President--Technologies Group, was the only executive officer of the Company who received compensation from the Company or participated in the employee benefit plans and arrangements of the Company from July 1, 1994 until the consummation of the Purchase on December 14, 1994. During such period, each other executive officer of the Company received compensation pursuant to arrangements with Medco and participated in Medco's employee benefit plans and arrangements. Following the consummation of the Purchase, the other executive officers of the Company became salaried employees of the Company and began to participate in the employee benefit plans and arrangements of the Company.

    On April 5, 1995, the Board of Directors established the Compensation Committee, composed of three outside directors. The current members of the Compensation Committee are Messrs. Ferguson, Sarkowsky and Weis. The Compensation Committee is responsible for reviewing and approving compensation levels for the Company's executive officers and reviewing and making recommendations to the Board of Directors with respect to other matters relating to the compensation practices of the Company.

    The Company's compensation policies are intended to provide compensation opportunities that will help attract, motivate and retain highly qualified managers and executives and link their total compensation to increases in shareholder value. Mr. Hannah's compensation consists of base salary, annual incentive compensation and stock option grants. Mr. Hannah's incentive compensation is based primarily upon the operating results of Porex and the achievement of certain financial criteria established and communicated at the beginning of the fiscal year. The compensation of the other executive officers of the Company currently consists of base salary and stock option grants. Stock options are generally exercisable in annual installments over 5 years, reflecting the objective of the Board to retain executives and to insure the linkage of executive compensation to increases in shareholder value through stock appreciation. The Compensation Committee intends to continue to use stock options as the key component of executive compensation in order to provide long-term incentives that are aligned to the interests of the stockholders of the Company. No specific formula is used to determine stock option grants to any particular person (including executive officers), but grants are generally based upon factors such as the optionee's contribution toward Company performance and expected contribution toward meeting long-term strategic goals of the Company. The options granted to certain officers of the Company, including James V. Manning, Chief Executive Officer of the Company, and Paul C. Suthern, President and Chief Operating Officer of the Company, in December 1994 were granted in order to reward certain officers of the Company for services provided in connection with the Purchase and the Divestiture.

    For tax years beginning on or after January 1, 1994, Section 162(m) of the Internal Revenue Code (the "Code") limits the ability of a publicly held corporation to deduct compensation in excess of $1 million paid to certain executive officers. The Company has not yet established a policy with regard to
Section 162(m) of the Code. The Board of Directors does not anticipate that the compensation of any executive officer during fiscal year 1996 will exceed the limits on deductibility for such period. The Compensation Committee will review the need to adopt a policy regarding Section 162(m) with respect to later periods.


    Thomas R. Ferguson                    Charles A. Mele
    Mervyn L. Goldstein, M.D.             Herman Sarkowsky
    Ray E. Hannah                         Paul C. Suthern
    Roger H. Licht                        Albert M. Weis
    Per G.H. Lofberg                      Martin J. Wygod
    James V. Manning

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    Prior to April 5, 1995, there was no Compensation Committee of the Board of Directors. Messrs. Ferguson, Sarkowsky and Weis served as the members of the Stock Option Committee. Messrs. Manning, Suthern and Mele, officers of the Company during the fiscal year ended June 30, 1995 (and of Medco for a portion of such period), participated in deliberations of the Board of Directors relating to executive compensation during the year. There were no compensation committee interlocks involving executive officers of the Company. On April 5, 1995, the Board of Directors established the Compensation Committee. See "Report on Executive Compensation."



                              CERTAIN TRANSACTIONS


    INTRODUCTION. Prior to June 28, 1989, the date of the initial public offering of the Company, the Company was an indirect wholly owned subsidiary of Medco. Thereafter, the Company became a publicly held, partially owned subsidiary of Medco. Medco provides health care cost containment services, principally managed prescription drug programs, to benefit plan sponsors. On November 18, 1993, Medco was acquired by Merck, and as a result, the Company became an indirect, partially owned subsidiary of Merck. Merck is a worldwide organization engaged primarily in the business of discovering, developing, producing and marketing products and services for the treatment of disease and the maintenance or restoration of health. Until December 14, 1994, the Company's operations consisted of Porex and the "Institutional Pharmacies Business".

    On December 14, 1994, the Company consummated the Purchase and the Divestiture, pursuant to which: (1) the Company and SN Investors each purchased shares of the Company's Common Stock from Merck, as described below under "-- Purchase and Sale Agreement"; and (2) the Company sold the Institutional Pharmacies Business to Pharmacy Corporation of America ("PCA"), an indirect wholly owned subsidiary of Beverly Enterprises, Inc. ("Beverly"), for approximately $107,300,000 in cash, subject to certain post-closing adjustments. The shares of Common Stock purchased by the Company are being held as treasury shares and are no longer outstanding or entitled to vote. The Company's purpose in entering into the Purchase was to acquire a significant portion of its Common Stock on terms it believed to be in the interests of its public stockholders and to structure the Company as an independent public company with the benefit of Mr. Wygod's association as a significant investor. Merck required the consummation of the Divestiture as a condition to the Purchase.

    Immediately prior to the consummation of the Purchase, Merck owned approximately 58% of the issued and outstanding Common Stock. As a result of the consummation of the Purchase, Mr. Wygod and SN Investors own, as of October 27, 1995, an aggregate of approximately 32.3% of the outstanding Common Stock and Merck no longer owns an equity interest in the Company.

    PURCHASE AND SALE AGREEMENT. Pursuant to the Purchase and Sale Agreement, dated as of May 24, 1994, between the Company and Merck (the "Purchase and Sale Agreement"), the Company purchased 5,268,463 shares of the Company's Common Stock from Merck for an aggregate purchase price of $35,778,088 (or approximately $6.79 per share), subject to adjustment as described below. At the time of the purchase by the Company, SN Investors purchased 5,061,857 shares of the Company's Common Stock (the "Wygod Shares" and, collectively with the shares purchased by the Company, the "Shares") from Merck for an aggregate purchase price of $34,375,029 (or approximately $6.79 per share), subject to adjustment as described below. The purchase by SN Investors was made pursuant to an assignment by the Company to Mr. Wygod of the right to purchase the Wygod Shares pursuant to the Investment Agreement. Mr. Wygod, as permitted under the Investment Agreement, further assigned to SN Investors his right to purchase the Wygod Shares. The Investment Agreement governs the terms and conditions under which the Wygod Shares will be held by Mr. Wygod and his permitted assignees and transferees. See "--Investment Agreement."

    In the Purchase and Sale Agreement, the Company agreed, until May 24, 1999, to be bound by the restrictions contained in the Consulting Agreement described below under "--Consulting Agreement," provided that such restrictions shall be of no further force and effect in the event of the death of Mr. Wygod, or if Mr. Wygod ceases to be a director of the Company or any subsidiary of the Company, ceases to have any ownership interest in the Company (provided that if the Company is a public company he may have up to a 1% equity interest in the Company), and is not a principal, agent or employee of or consultant to the Company or any subsidiary of the Company, or is not otherwise rendering any services to the Company or any subsidiary of the Company.

    The aggregate amount of the purchase price paid at the Purchase closing was determined pursuant to the provisions of the Purchase and Sale Agreement according to the following formula: (a) $45,453,750 plus (b) 33.3% of the net proceeds of the Divestiture (after deducting estimated amounts of taxes and direct costs relating thereto) to the extent the net proceeds exceeded $27,500,000 up to $32,500,000 plus (c) 58.65% of the net proceeds of the Divestiture to the extent such amount exceeded $32,500,000. For purposes of calculating the net proceeds of the Divestiture under the Purchase and Sale Agreement, no part of the $5,000,000 held by the escrow agent was included until released from escrow on April 13, 1995. From time to time, as (i) the amount of the cash proceeds received by the Company in the Divestiture is adjusted pursuant to the provisions of the Stock Purchase Agreement between the Company and PCA or (ii) a determination of the actual amount of direct costs and taxes paid relating to the Divestiture requires a recalculation of net proceeds, then, pursuant to the Purchase and Sale Agreement, the price for the purchase of the Shares is also adjusted in accordance with the formula described above. The amount of the adjustment to the purchase price of the Shares, as so calculated, is either refunded to the Company and SN Investors by Merck or paid to Merck by the Company and SN Investors, as the case may be. After the $5,000,000 was released from escrow, the Company and SN Investors paid to Merck, on April 17, 1995, an aggregate amount of $1,562,725 (with the Company paying 51% of such amount and SN Investors paying 49% of such amount, pursuant to the terms of the Investment Agreement, in proportion to the respective numbers of shares acquired from Merck in the Purchase).

    Pursuant to the terms of the Purchase and Sale Agreement, options to purchase common stock of Merck and its subsidiaries (other than the Company and its subsidiaries) previously granted to certain employees and consultants were modified so that employment by or consulting services to the Company or its subsidiaries (in the case of employees and consultants continuing with the Company after the closing of the Purchase) or Beverly or its subsidiaries (in the case of employees and consultants continuing with the Institutional Pharmacies Business after the closing of the Divestiture) will be considered employment by or consulting services to Merck and its subsidiaries for purposes of vesting and continued exercisability of such options; provided that no further vesting of such options shall occur after June 1, 1996.

    INVESTMENT AGREEMENT. In the Investment Agreement, the Company assigned the rights and obligations to purchase the Wygod Shares to Mr. Wygod. The Investment Agreement governs the terms and conditions under which the Wygod Shares will be held by Mr. Wygod and his permitted assignees and transferees. Mr. Wygod, as permitted under the Investment Agreement, assigned such rights and obligations to SN Investors. Pursuant to the Investment Agreement, SN Investors was (1) required to be a limited partnership in which Mr. Wygod or an entity controlled by Mr. Wygod is the general partner and one or more of his family trusts and/or partnerships (collectively, the "Wygod Entities") and/or independent third parties are limited partners and (2) required to agree to be bound by all of the restrictions and obligations applicable to Mr. Wygod under the Investment Agreement. The Investment Agreement required the initial investment of the Wygod Entities in SN Investors to be at least $20,000,000 (on a cost basis) (the "Wygod Investment"). The Investment Agreement provides that, until the earliest to occur of (a) December 14, 1998, (b) the death or adjudication of incompetency of Mr. Wygod or (c) a Change of Control (as defined in the Investment Agreement) (the "Restriction Period"), in respect of the Wygod Investment, except to the extent of proceeds from sales of the Wygod Shares pursuant to a tender or exchange offer for shares of Common Stock that is not opposed by the Board of Directors of the Company, the Wygod Entities will at all times maintain (directly and/or through SN Investors) at least $20,000,000 (on a cost basis) in the Wygod Investment and will not cause or allow the amount of the Wygod Investment (on a cost basis) to be less than $20,000,000 (net of any disposition, transfer, pledge, distribution by SN Investors or any other arrangement involving the transfer of ownership or interests in Wygod Shares (or proceeds therefrom), but not taking into account any reduction in the Wygod Investment by virtue of a decline in the value of Wygod Shares).

    A "Change of Control" under the Investment Agreement means: (a) the acquisition by any person, entity or group of at least 50% of the voting power of the voting securities of the Company other than the Wygod Shares; (b) individuals who, as of the date of the Investment Agreement, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors (provided that directors whose nomination or election was approved by the Incumbent Board are also generally deemed to be part of the Incumbent Board); (c) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Company's voting securities immediately prior to such Business Combination beneficially own more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination, in substantially the same proportions as their ownership immediately prior to such Business Combination of the Company's voting securities, and (ii) at least a majority of the board of directors of the resulting corporation were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; (d) a complete liquidation or dissolution of the Company; or (e) the issuance by the Company following the closing of the Purchase of shares of Common Stock constituting in the aggregate more than 50% of the shares of Common Stock outstanding as of immediately following the closing of the Purchase.

    Pursuant to the Investment Agreement, during the Restriction Period: (a) Mr. Wygod and SN Investors are required to vote (or cause to be voted) the Wygod Shares (i) with respect to election of directors, for the nominees who would have been elected based on the vote of all shares of Common Stock, other than the Wygod Shares, in proportion to the votes that such nominees received, and
(ii) on all other matters to come before the stockholders of the Company, in the same manner as a majority of the outstanding shares of Common Stock (other than the Wygod Shares) are voted; and (b) except for sales pursuant to a tender or exchange offer for the shares of Common Stock that is not opposed by the Board of Directors of the Company, neither Mr. Wygod nor SN Investors may transfer interests in the Wygod Shares (except that Mr. Wygod may transfer interests in SN Investors to the extent otherwise permitted by the Investment Agreement).

    Under the Investment Agreement, following the earlier to occur of (a) December 14, 1998 or (b) the death or adjudication of incompetency of Mr. Wygod:
(i) to the extent the Wygod Entities and/or SN Investors retain the power to vote Wygod Shares that have, in the aggregate, in excess of 20% of the voting power of the Company's voting securities outstanding at the time of any vote by stockholders of the Company, Mr. Wygod and SN Investors will vote (or cause to be voted) the portion of such Wygod Shares representing the excess above 20% of such voting power, (A) with respect to the election of directors, for the nominees who would have been elected based on the vote of all shares of Common Stock, other than the Wygod Shares, in proportion to the votes that such nominees received, and (B) on all other matters to come before the stockholders of the Company, in the same manner as a majority of the outstanding shares of Common Stock, other than the Wygod Shares, are voted; and (ii) to the extent that Wygod Entities and/or SN Investors retain beneficial ownership of Wygod Shares that have, in the aggregate, in excess of 20% of the voting power of the outstanding voting securities of the Company, the portion of such Wygod Shares representing the excess above 20% of such voting power at the time of any proposed sale or transfer thereof shall not be sold or transferred except (A) to transferees reasonably acceptable to the Company (provided that, without the Company's consent, no such transfer or series of transfers to a single person, entity or group will involve the transfer of more than 9.9% of the voting power of the Company's outstanding voting securities and no such transfer or series of transfers will be made to a single person, entity or group that will own, following such transfers, more than 50% of the voting power of the Company's outstanding voting securities), (B) to the partners of SN Investors in proportion to their respective interests in SN Investors (provided that, without the Company's consent, no such transfer or series of transfers to a single person, entity or group (other than Mr. Wygod or the Wygod Entities) will involve the transfer of more than 9.9% of the voting power of the Company's outstanding voting securities), (C) in ordinary open market transactions, or (D) pursuant to an underwritten public offering.

    The Investment Agreement provides that the restrictions described in the foregoing paragraph will not apply (a) in the event there has been, or from and after the occurrence of, a Change of Control (as defined in the

Investment Agreement) of the Company, (b) at any time after December 14, 2004 or
(c) to any person or entity, other than Mr. Wygod, the Wygod Entities or SN Investors, to whom Wygod Shares are transferred (including by means of distributions from SN Investors) in accordance with the provisions of the foregoing paragraph.

    The Investment Agreement also provides certain demand registration rights to Mr. Wygod at Mr. Wygod's expense which are assignable to any permitted transferee of the Wygod Shares; provided that, in no event is the Company required to file in the aggregate more than two registration statements in connection therewith. Mr. Wygod has not assigned such registration rights to SN Investors. While Mr. Wygod currently intends to assign such registration rights to SN Investors in the event the General Partner determines to sell or otherwise transfer the Wygod Shares under circumstances in which registration would be required, Mr. Wygod is under no obligation to do so.

    Certain provisions of the Investment Agreement may have the effect of deterring a change of control of the Company that is not supported by the Board of Directors of the Company or Mr. Wygod. During the Restriction Period, Mr. Wygod and SN Investors are prohibited from transferring the Wygod Shares, except pursuant to a tender or exchange offer that is not opposed by the Board of Directors of the Company or to specified permitted transferees. In addition, under the Investment Agreement, in the event that a Change of Control (as defined in the Investment Agreement) were to occur during the Restriction Period, Mr. Wygod and SN Investors would no longer be obligated under the Investment Agreement to vote the Wygod Shares with respect to nominees for election as directors based on the vote of shares other than the Wygod Shares and with respect to other matters in the same manner as the majority of the other outstanding shares of Common Stock (other than the Wygod Shares) are voted, with the result that Mr. Wygod and SN Investors would have unrestricted voting power with respect to the Wygod Shares. The effect of these provisions of the Investment Agreement may be to discourage the commencement of a tender or exchange offer opposed by the Board of Directors of the Company during the Restriction Period and to discourage a proxy solicitation to change a majority of the Board of Directors of the Company absent the support of Mr. Wygod.

    CONSULTING AGREEMENT. In the Consulting Agreement, dated as of May 24, 1994 (the "Consulting Agreement"), by and among Mr. Wygod, Merck and Medco, Mr. Wygod has agreed that, until May 24, 1999, absent Merck's prior written approval, he will not (as principal, agent, employee, consultant or otherwise) directly or indirectly engage in activities with, nor render services to, any business engaged or about to become engaged in a Competitive Business (as defined in the Consulting Agreement). A "Competitive Business" is defined in the Consulting Agreement as: (a) the pharmaceutical business of Merck and its affiliates (unless such business is subsequently disposed of and Mr. Wygod did not have material involvement in such business during the two-year period preceding May 24, 1994), (b) the business, as of either November 18, 1993 or May 24, 1994, of Medco and its subsidiaries (unless such business is subsequently disposed of and Mr. Wygod did not have material involvement in such business during the two-year period preceding May 24, 1994), other than the business of Porex and the other plastic businesses of the Company as conducted as of May 24, 1994, or (c) any other then-current business of Merck and its affiliates as to which Mr. Wygod became materially involved following November 18, 1993; provided, however, that the Consulting Agreement permits Mr. Wygod to have a 1% or less equity interest in a Competitive Business that is a public corporation. In addition, the Consulting Agreement provides that, until May 24, 1999, Mr. Wygod will not, directly or indirectly: (i) solicit or contact any customer or prospective customer of Medco and/or any of its affiliates as to matters that relate to a Competitive Business in which Medco or its affiliates is then engaged or which is in any way inconsistent or interferes therewith; (ii) induce, or attempt to induce, any employees or agents or consultants of Medco and/or its affiliates to do anything from which Mr. Wygod is restricted by reason of the Consulting Agreement; or (iii) offer or aid others to offer employment to any employees of Medco or its affiliates.

    MEDCO/POREX PURCHASE AGREEMENT. During the year ended June 30, 1995, Medco purchased certain products manufactured by Porex for use in its operations at an aggregate purchase price of $2,569,000. Prior to consummation of the Purchase, these sales were based on prices and terms generally available to non-affiliates. Pursuant to a Purchase Agreement dated as of May 24, 1994 between Medco and Porex (the "Medco/Porex Purchase Agreement"), entered into in connection with the Purchase and effective as of the closing of the Purchase, Porex has been supplying to Medco all of Medco's needs as described therein (the "Requirements") for certain plastic vials and/or caps of different styles, dimensions and designs as described therein (the "Products"), for Medco's use in its prescription dispensing operations, and Medco will continue to purchase such Requirements until December 14, 1996. The cost to Medco of the Products is the price in effect on the date of the Medco/Porex Purchase Agreement and Medco will be entitled to that price until December 14, 1995. Such price will increase by 3% on December 14, 1995, subject to certain adjustments set forth in the Medco/Porex Purchase Agreement.

    TRANSITION AGREEMENT AND SERVICES AGREEMENT. Pursuant to a Transition Agreement, dated as of November 4, 1994, between Merck and the Company, Merck agreed to cause Medco to provide to the Company, for a period of 180 days following the closing of the Purchase, certain administrative, legal, tax, accounting and other transition services. The Company agreed to pay the actual costs for such services or, where such costs were not separately identifiable, a portion of the total cost based on the ratio of the Company's sales to the sales of all entities for which these services are provided by Medco. In addition, the Company agreed to reimburse Medco for all third-party charges incurred by Medco in connection with the rendering of such services. The Transition Agreement also provides for the Company to have continuing access to certain books and records shared by Medco and the Company. Prior to the consummation of the Purchase, the Company and Medco were parties to a services agreement (the "Services Agreement"), pursuant to which similar services were provided and the costs paid by the Company pursuant to similar arrangements. For the year ended June 30, 1995, charges to the Company pursuant to the Services Agreement were approximately $337,000. Charges to the Company pursuant to the Transition Agreement for the period from the closing of the Purchase to June 30, 1995 have not yet been determined by Merck.

    TAX SHARING AGREEMENT. The Company and Medco are parties to a tax sharing agreement providing for (i) the payment of federal income taxes for periods during which the Company and Medco were included in the same consolidated group for federal income tax purposes, (ii) the allocation of responsibility for the filing of such tax returns, (iii) the conduct of tax audits and the handling of tax controversies and (iv) various related matters. For periods during which the Company and its subsidiaries were included in Medco's consolidated federal income tax returns, the Company and each of its subsidiaries are required to pay Medco their federal income tax liability determined as if the Company and each of its subsidiaries had filed separate federal income tax returns. The tax sharing agreement remains in force and effect following consummation of the Purchase with respect to taxable periods prior to the consummation of the Purchase.

    OTHER. Medco has guaranteed the obligations of the Company under its Industrial Revenue Bonds due 1997 (the "IRB"). The Company has indemnified Medco with respect to Medco's obligations under such guarantee. The guaranty in respect of the IRB remains in place following the consummation of the Purchase and the Company will continue to indemnify Medco with respect thereto.

    In connection with the call for redemption on February 13, 1995 of the Company's 7% Convertible Subordinated Debentures due 2001, an institutional investor that was the beneficial owner of more than 5% of the outstanding Common Stock agreed with the Company to surrender for conversion into Common Stock the $22,050,000 aggregate principal amount of Debentures it held. Additionally, in consideration of a payment of $1,000,000 by the Company to such institutional investor, such institutional investor agreed that, from January 27, 1995 until February 21, 1995, it would not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock.

    In connection with the Purchase and Sale Agreement, the Company purchased an automobile from Merck for $69,375. Subsequently, the Company sold such automobile to Mr. Wygod for the same amount.

                                 PROPOSAL TWO:
                     RATIFICATION OF INDEPENDENT AUDITORS

    Upon recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as its independent auditors for the fiscal year ending June 30, 1996. A resolution will be submitted to stockholders at the Meeting to ratify their appointment. The affirmative vote of a majority of the votes cast at the Meeting will be required to approve this resolution. The Board of Directors recommends a vote FOR this resolution. Although stockholder approval of the Board of Directors' appointment of Arthur Andersen LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Arthur Andersen LLP.

    A representative of Arthur Andersen LLP is expected to be present at the Meeting. The representative will be afforded an opportunity to make a statement and will be available to respond to questions by stockholders. If the resolution ratifying the appointment of Arthur Andersen & Co. as independent auditors is approved by the stockholders, the Board of Directors nevertheless retains the discretion to select different auditors in the future, should the Board then deem such selection to be in the Company's best interest. Any such selection need not be submitted to a vote of stockholders.


                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

    Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. Should a stockholder intend to present a proposal at the Company's 1996 Annual Meeting, it must be received by the Secretary of the Company, 669 River Drive, Elmwood Park, New Jersey 07407-1361, not later than July 31, 1996, in order to be included in the Company's proxy statement and form of proxy relating to that meeting.


                                 MISCELLANEOUS

    A copy of the Company's Annual Report to Stockholders for the fiscal year ended June 30, 1995 accompanies this Proxy Statement. The Annual Report to Stockholders is not part of the proxy solicitation materials.

    Where information contained in this Proxy Statement rests particularly within the knowledge of a person other than the Company, the Company has relied upon information furnished by such person or contained in filings made by such person with the Securities and Exchange Commission.

                                              By Order of the Board of Directors


                                              David J. Schlanger
                                              Secretary


[X] PLEASE MARK VOTES                                                  REVOCABLE PROXY
    AS IN THIS EXAMPLE                                                 SYNETIC, INC.


                  ANNUAL MEETING OF                                    1.  The election as directors of all        WITH-    FOR ALL
                  STOCKHOLDERS                                             nominees listed (except as         FOR  HOLD     EXCEPT
                  DECEMBER 12, 1995                                        marked to the contrary below):     [_]   [_]     [_]

 The undersigned hereby appoints Ray E. Hannah,                           JAMES V. MANNING, CHARLES A. MELE AND ALBERT M. WEIS
Paul C. Suthern and David J. Schlanger, and each of them,
as the true and lawful agents and proxies of the undersigned, with     INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR
full power of substitution, to represent the undersigned and to        ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND
vote all shares of stock which the undersigned is entitled in any      WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED
capacity to vote at the Annual Meeting of Stockholders of              BELOW.  TO ALLOCATE VOTES AMONG NOMINEES UNDER THE
SYNETIC, INC. (the "Company") to be held at the St. Regis Hotel,       PROVISIONS FOR CUMULATIVE VOTING DESCRIBED IN THE
Two East 55th Street, New York, New York 10022 at 9:30 A.M., local     ACCOMPANYING PROXY STATEMENT, SPECIFY VOTING
time, on December 12, 1995 and at any and all adjournments and         INSTRUCTIONS IN THE SPACE PROVIDED BELOW.
postponements thereof, on the matters set forth below, and, in their
discretion, upon all matters incident to the conduct of the Annual     __________________________________________________
Meeting and upon such other matters as may properly be brought before
the meeting.  This proxy revokes all prior proxies given by the        2.  Ratification of the appointment  FOR  AGAINST  ABSTAIN
undersigned.  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE       of Arthur Andersen LLP as the    [_]  [_]      [_]
MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO              independent public auditors of
DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION               the Company for the fiscal
OF EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW (ALLOCATING              year ending June 30, 1996.
VOTES EVENLY AMONG THE THREE NOMINEES) AND FOR PROPOSAL 2.

                                                                           RECEIPT OF NOTICE OF SAID MEETING AND OF THE PROXY
                                                                       STATEMENT AND ANNUAL REPORT OF SYNETIC, INC. IS
                                                                       HEREBY ACKNOWLEDGED.

                                                                           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                                                                       OF THE COMPANY.  THE DIRECTORS RECOMMEND A VOTE
                                                                       FOR ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2.

                                                                           Please sign this proxy exactly as your name
                                                                       appears hereon.  Joint owners should each sign.
                                                                       Trustees, executors, administrators and others
                                                                       signing in a representative capacity should
                                                                       indicate this capacity.  An authorized officer may
                                                                       sign on behalf of a corporation and should
                                                                       indicate the name of the corporation and his
                                                                       capacity.



Please be sure to sign and date this              Date
Proxy in the box below.


Stockholder sign above------ Co-holder (if any) sign above



  DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

                                 SYNETIC, INC.


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                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY